Exhibit 7.8
MARCH 17, 2011 NOTICE OF DEFAULT LETTER

[Siemens Hearing Instruments, Inc. Letterhead]
March 17, 2011
VIA FACSIMILE & CERTIFIED MAIL/ RETURN RECEIPT REQUESTED
HearUSA, Inc.
1250 Northpoint Parkway
West Palm Beach, FL 33407
Attention: President
Re: Notice of Event of Default under the Second Amended and Restated Credit Agreement, dated December 30, 2006, as amended (the “Credit Agreement”), by and between HearUSA, Inc., as borrower (“HearUSA”) and Siemens Hearing Instruments, Inc., as lender (“SHI”)
Dear Mr. Hansbrough:
SHI previously sent notices demanding payment on November 10, 2010, December 17, 2010 and February 4, 2011 that underpayment pursuant to Section 2.05(c) of the Credit Agreement in the amount of $2,257,134.00 (the “Overdue Amount”) has been due and owing since April 27, 2009 immediately upon receipt of payment by HearUSA of the consideration received in connection with HearUSA’s divestiture of its Canadian operations. To date, SHI has not received payment of the Overdue Amount and, pursuant to the terms and conditions of the Credit Agreement (including Section 7.01 thereof), HearUSA remains in default thereunder. Accordingly, SHI is exercising certain of its rights and remedies under the Credit Agreement. Please be advised that SHI is hereby (i) accelerating all of the remaining payments and demands the immediate payment of $32,737,780.00, which represents the outstanding total balance under the Credit Agreement plus accrued interest as off February 28, 2011 (the “Total Accelerated Amount”); and (ii) pursuant to Section 7.02 of the Credit Agreement, cancelling the Commitments and declaring the termination of SHI’s obligation to make the Loans (as such terms are defined in the Credit Agreement).
SHI intends to pursue its rights and remedies to recover the Total Accelerated Amount, including enforcing its security interests in HearUSA’s assets. The amounts due to SHI will increase, as under the terms and conditions of the Credit Agreement, HearUSA will be liable for additional collection costs and attorneys’ fees that SHI may incur, together with all other amounts allowable under the Credit Agreement. By requesting payment of the Total Accelerated Amount, SHI does not waive the right to pursue any other remedies available to it under the Credit Agreement or otherwise.
Sincerely,
Siemens Hearing Instruments, Inc.

By:	/s/ Brian S. Davis		By:	/s/ Nicolau Gaeta

	Name:	Brian S. Davis		Name:	Nicolau Gaeta
	Title:	CEO		Title:	CFO
cc:	Erik Haas, Patterson Belknap Webb & Tyler LLP Kevin M. Royer, Siemens Corporation LaDawn Naegle, Bryan Cave LLP